Exhibit 99.1

Tuesday, October 17, 2023
FOR IMMEDIATE RELEASE

WaFd's Annual Earnings Per Share Increased 10% For 2023 Even After Net Interest Margin Contraction and Outsized Provision For Credit Losses

SEATTLE, WASHINGTON – WaFd, Inc. (Nasdaq: WAFD) (the "Company"), parent company of WaFd Bank (the "Bank"), today announced record annual earnings of $257,426,000 for the fiscal year ended September 30, 2023, an increase of $21,096,000 from earnings of $236,330,000 for the year ended September 30, 2022. After the effect of dividends on preferred stock, net income available for common shareholders was $3.72 per share for the fiscal year ended September 30, 2023, a $0.33 or 9.7% increase from $3.39 for the prior fiscal year. Return on common shareholders' equity for the fiscal year ended September 30, 2023, was 11.69% compared to 11.70% for the year ended September 30, 2022. Return on assets for the year ended September 30, 2023, was 1.18% compared to 1.17% for the prior year.
President and CEO Brent Beardall commented, “This past year was a roller-coaster for the banking industry. At WaFd, despite the ups and downs in the industry, the year culminated in record net income and earnings per share for the Company. We are grateful to our bankers for their efforts and to our clients for the trust that led to these results.
I am most pleased that for the year our total deposits increased, and the percentage of uninsured deposits decreased to 26%. In a year that saw the second and third largest bank failures in the history of the United States and net outflows of deposits in the banking industry, we view the fact that we were able to achieve net deposit growth as a meaningful accomplishment. One of the commonalities of the failed banks in 2023 was a high percentage of uninsured deposits (70 to 95%), so having only 26% of uninsured deposits at WaFd is a nice contrast.

Over the past two years, the Federal Reserve has increased its short-term interest rates from 0.25% to 5.50%. The impact of increasing interest rates was substantial. This increase occurred at the fastest pace and to the highest absolute level in forty years. For example, the rate on a 30-year fixed rate mortgage is now 8%. Two years ago, that rate would have been 3%. The rate for a short-term construction loan today is around 8.5%. Two years ago, a comparable rate would have been only 2.5%. Higher borrowing costs means our clients have less cash available for discretionary expenditures. Essentially, the challenging interest rate environment is exposing weaknesses. The Bank experienced its first material net charge-off in a decade this past year when we charged off approximately $40 million, primarily due to one commercial loan currently in bankruptcy. We believe the conditions surrounding this credit were idiosyncratic. As we do with all material losses, we will study the circumstances to understand the causation and learn from it going forward.
For the Bank, the higher rates translated into higher interest expense on both deposits and borrowings. Interest expense for the year increased $281 million or 391%. Even with interest expense increasing almost four-fold, it was more than offset by a $377 million increase in interest income, resulting in growth in net interest income by $96 million or 16%. Our margin for the year increased from 3.16% to 3.40%. However, our quarterly margin has decreased every quarter of this fiscal year from 3.69% in December to 3.13% in September. Importantly, the margin for the month of September 2023 was 3.10%, just 3 basis points below the quarterly margin signaling margin compression is slowing. This could be an indication we are approaching the trough for this rate cycle if the Fed is done raising rates.
One of the biggest challenges for our bankers this year has been the intentional slowing of loan production to match the significant reduction in loan repayments. Our clients are astute, not many borrowers want to pre-pay loans that are materially below current rates. As a result, loan repayments decreased from $6.2 billion to $4.4 billion. Our bankers have shifted their efforts to selling the distinctive functionality of our deposit products and supporting our clients in these shifting economic times.
The market is keenly aware of margin compression and additional credit stressors facing lenders and that is why banks, including WaFd, are trading at a significant discount to the broader market. We remain focused on what we can control, like tangible book value per share. For the year 2023, we grew tangible book value per share by 10% to $28.05.
We continue to make strategic investments in both our technology and our teams and we are pleased to see that our clients are noticing. Our Net Promoter Score, a measure of how likely clients are to recommend a company, increased to an all-time high of 57. The average for the industry is approximately 30 (the higher the score the better). Our belief is that the upheaval in the regional banking space is providing a rare opportunity for WaFd Bank to earn more market share in the Western United States. Our value proposition remains consistent: We strive to combine a strong balance sheet, deep relationships and intuitive technology that simplifies banking.”
Total assets were $22.5 billion as of September 30, 2023, an increase of 8.2% from $20.8 billion at September 30, 2022, primarily due to the $1.4 billion, or 8.5%, increase in net loans. In addition, cash increased by $297 million.
The Bank's held-to-maturity ("HTM") investments were $424 million as of September 30, 2023, with a net unrealized loss of $55 million. Although not permitted by U.S. Generally Accepted Accounting Principles ("GAAP"), including these unrealized losses in accumulated other comprehensive income would result in a ratio of shareholder's equity to total assets of 10.55% compared to 10.80%, as reported.
Customer deposits totaled $16.1 billion as of September 30, 2023, an increase of 0.3% since September 30, 2022. Transaction accounts decreased by $1.9 billion or 15.2% during the fiscal year 2023, while time deposits increased $2.0 billion or 58.9%. As of September 30, 2023, 67.0% of the Company's deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 88.1% of deposits at September 30, 2023. Deposits that are uninsured or not collateralized were 25.7% as of September 30, 2023, a decrease from 30.3% as of September 30, 2022. The focus historically has been on growing transaction accounts to lessen sensitivity to rising interest rates and manage interest expense. However, the current rate environment has resulted in increased demand for higher yielding deposits. The loan-to-deposit ratio was 108.8% at September 30, 2023 compared to 100.5% at September 30, 2022.
Borrowings totaled $3.7 billion as of September 30, 2023, an increase of $1.5 billion or 71.8% since September 30, 2022. The weighted average effective interest rate as of September 30, 2023, was 3.98% versus 2.02% at September 30, 2022. As of September 30, 2023, $2.8 billion of the $3.7 billion in outstanding borrowings have effective maturities less than one year.
Loan originations totaled $4.7 billion for fiscal year 2023 compared to $8.7 billion in fiscal year 2022. Offsetting the loan origination volume in each of these years were loan repayments of $4.4 billion and $6.2 billion, respectively. In addition to the slowing repayments, which are directly correlated with the rapid rise in interest rates, the Bank has intentionally slowed new loan production to temper loan growth. Even so, net loans outstanding grew for the quarter due to the funding of construction loans previously originated. Commercial loans represented 74% of all loan originations during fiscal 2023 with consumer loans accounting for the remaining 26%. Commercial loans are preferable as they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 5.22% as of September 30, 2023, an increase from 4.25% at September 30, 2022, due primarily to higher rates on adjustable rate loans as well as higher rates on newly originated loans.
Credit quality continues to be monitored closely in light of the shifting economic and monetary environment. As of September 30, 2023, non-performing assets increased to $58 million, or 0.3% of total assets, compared to 0.2% as of September 30, 2022. Since September 30, 2022, real estate owned decreased by $2.5 million and non-accrual loans increased by $15.9 million. Delinquent loans were 0.4% of total loans at September 30, 2023 compared to 0.2% at September 30, 2022. The allowance for credit losses (including the reserve for unfunded commitments) totaled $202 million as of September 30, 2023, and was 1.03% of gross loans as compared to $205 million or 1.06% of gross loans as of September 30, 2022. Net charge-offs were $45.1 million for fiscal year 2023 compared to net recoveries of $3.5 million in fiscal 2022.
The Company recorded a provision for credit losses of $41.5 million in fiscal 2023, compared to provision of $3.0 million in fiscal 2022. In fiscal 2023, the provision primarily supported net growth in the loan portfolio, as well as one charge-off, offset by reduced unfunded commitment balances combined with the uncertain economic outlook amid concerns around a possible recession and recent macro-economic events.
The Company paid a quarterly dividend on the 4.875% Series A preferred stock on July 17, 2023. On September 8, 2023, the Company paid a cash dividend of $0.25 per share to common stockholders of record on August 25, 2023, which was the Company’s 162nd consecutive quarterly cash dividend. Tangible common shareholders’ equity per share increased by $2.56 or 10.04% during fiscal 2023 to $28.05. The ratio of tangible shareholders' equity to tangible assets increased to 9.55% as of September 30, 2023.
Net interest income was $690.2 million for fiscal 2023, an increase of $96 million or 16.1% from the prior year. The increase in net interest income from the prior year was primarily due to the $2.0 billion increase in average loans outstanding during the year despite a decrease in the interest rate spread of 9 basis points. The decrease in the spread was the result of an increase of 168 basis points in the average rate on interest-bearing liabilities outpacing the 159 basis point increase in the average rate earned on interest-earning assets.
Total other income was $52.2 million for fiscal year 2023, a decrease from $66.4 million in the prior year. The decrease in other income is primarily due to $4.7 million in unrealized losses recorded for certain equity investments in fiscal 2023 versus $9.3 million in unrealized gains recorded in fiscal 2022.
Total other expense was $376.0 million for fiscal 2023, an increase of $17.5 million or 4.9% from the prior year. FDIC premiums increased $10.5 million compared to the same period last year. Compensation and benefits costs increased $2.6 million or 1.35% year-over-year primarily due to annual merit increases and investments in strategic initiatives combined with a reduction in capitalization of compensation as loan originations have decreased. These initiatives also drove an increase of $2.2 million in information technology expenses. Merger related expenses of $3.0 million were also included in total other expense. The Company’s efficiency ratio was 50.65% for fiscal 2023 as compared to 54.25% for the prior year as income growth outpaced expense growth.
For the year ended September 30, 2023, the Company recorded federal and state income tax expense of $67.7 million, which equates to a 20.81% effective tax rate. This compares to an effective tax rate of 21.23% for fiscal year 2022. The Company's effective tax rate for fiscal 2023 differs from the statutory federal tax rate mainly due to state taxes, tax-exempt income, tax-credit investments and miscellaneous non-deductible expenses.
As announced last November, the Company has entered into an agreement to purchase Luther Burbank Corporation, an $8 billion dollar financial institution headquartered in the State of California. In May, shareholders of each entity approved the transaction, and the merger application has been submitted to the regulatory authorities for approval. On October 13, 2023, the Washington State Department of Financial Institutions granted approval of the proposed merger, subject to approval by the FDIC and the Federal Reserve Bank. In order to move forward with the transaction, approval must be received from all three regulatory agencies, including both the FDIC and the Federal Reserve. While the market has been turbulent, management remains confident in both the strategic and economic merits of this merger.
WaFd Bank is headquartered in Seattle, Washington and has 198 branches in eight western states. To find out more, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information.

Non-GAAP Financial Measures
The adjusted ratio of shareholders' equity to total assets on September 30, 2023, discussed above, is calculated by deducting the $55 million in tax-effected unrealized losses on HTM investments from total GAAP equity of $2.4 billion, then dividing the adjusted equity by total assets of $22.5 billion to arrive at 10.55%. The unadjusted ratio as of September 30, 2023, was 10.80%.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical or current fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. Words such as “anticipate,” “believe,” “continue,” “expect,” “goal,” “intend,” “should,” “strategy,” “will,” or similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, including the following risks and uncertainties, and those risks and uncertainties more fully discussed under “Risk Factors” in the Company’s September 30, 2022 10-K, and Quarterly Reports on Form 10-Q which could cause actual performance to differ materially from that anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to (i) current and future economic conditions, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, a potential recession, and slowdowns in economic growth; (ii) fluctuations in interest rate risk and market interest rates, including the effect on our net interest income and net interest margin, (iii) financial stress on borrowers (consumers and businesses) as a result of higher interest rates or an uncertain economic environment; (iv) changes in deposit flows or loan demands; (v) the effect of COVID-19 and other infectious illness outbreaks that may arise in the future and the resulting governmental and societal responses; (vi) global economic trends, including developments related to Ukraine and Russia, and related negative financial impacts on our borrowers; (vii) risks related to the proposed merger with Luther Burbank Corporation; (viii) our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking” and identity theft; and (ix) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services. The Company undertakes no obligation to update or revise any forward-looking statement.

# # #
Contact:

WaFd, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Chief Marketing Officer
206-626-8178
brad.goode@wafd.com

WAFD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	September 30, 2023	September 30, 2022
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$980,649	$683,965
Available-for-sale securities, at fair value	1,995,097	2,051,037
Held-to-maturity securities, at amortized cost	423,586	463,299
Loans receivable, net of allowance for loan losses of $177,207 and $172,808	17,476,550	16,113,564
Interest receivable	87,003	63,872
Premises and equipment, net	237,011	243,062
Real estate owned	4,149	6,667
FHLB and FRB stock	126,820	95,073
Bank owned life insurance	242,919	237,931
Intangible assets, including goodwill of $304,750 and $303,457	310,619	309,009
Federal and state income tax assets, net	8,479	—
Other assets	581,793	504,652
	$22,474,675	$20,772,131
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Transaction deposits	$10,765,313	$12,691,527
Time deposits	5,305,016	3,338,043
Total customer deposits	16,070,329	16,029,570
Borrowings	3,650,000	2,125,000
Advance payments by borrowers for taxes and insurance	52,550	50,051
Federal and state income tax liabilities, net	—	3,306
Accrued expenses and other liabilities	275,370	289,944
	20,048,249	18,497,871
Stockholders’ equity
Preferred stock, $1.00 par value, 5,000,000 shares authorized; 300,000 and 300,000 shares issued; 300,000 and 300,000 shares outstanding	300,000	300,000
Common stock, $1.00 par value, 300,000,000 shares authorized; 136,466,579 and 136,270,886 shares issued; 64,736,916 and 65,330,126 shares outstanding	136,467	136,271
Additional paid-in capital	1,687,634	1,686,975
Accumulated other comprehensive (loss) income, net of taxes	46,921	52,481
Treasury stock, at cost; 71,729,663 and 70,940,760 shares	(1,612,345)	(1,590,207)
Retained earnings	1,867,749	1,688,740
	2,426,426	2,274,260
	$22,474,675	$20,772,131
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	$32.85	$30.22
Tangible common shareholders' equity per share	28.05	25.49
Shareholders' equity to total assets	10.80%	10.95%
Tangible shareholders' equity (TSE) to tangible assets	9.55	9.60
TSE + allowance for credit losses to tangible assets	10.35	10.45
Weighted average rates at period end
Loans and mortgage-backed securities	5.08%	4.13%
Combined loans, all interest-earning assets	5.07	4.04
Customer accounts	2.12	0.51
Borrowings	3.98	2.02
Combined cost of customer accounts and borrowings	2.46	0.68
Net interest spread	2.61	3.36

WAFD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	As of
SUMMARY FINANCIAL DATA	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(In thousands, except share and ratio data)
Cash	$980,649	$1,139,643	$1,118,544	$645,862	$683,965
Loans receivable, net	17,476,550	17,384,188	17,271,906	16,993,588	16,113,564
Allowance for credit losses ("ACL")	201,707	204,569	205,920	208,297	205,308
Available-for-sale securities, at fair value	1,995,097	2,036,233	2,006,286	2,059,837	2,051,037
Held-to-maturity securities, at amortized cost	423,586	434,172	445,222	453,443	463,299
Total assets	22,474,675	22,552,588	22,325,211	21,653,811	20,772,131
Transaction deposits	10,765,313	11,256,575	11,880,343	12,547,832	12,691,527
Time deposits	5,305,016	4,863,849	3,980,605	3,412,203	3,338,043
FHLB advances	3,650,000	3,750,000	3,800,000	3,075,000	2,125,000
Total shareholders' equity	2,426,426	2,394,066	2,375,117	2,324,381	2,274,260

FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	32.85	32.36	31.54	30.96	30.22
Tangible common shareholders' equity per share	28.05	27.58	26.85	26.24	25.49
Shareholders' equity to total assets	10.80%	10.62%	10.64%	10.73%	10.95%
Tangible shareholders' equity to tangible assets	9.55%	9.37%	9.39%	9.44%	9.60%
Tangible shareholders' equity + ACL to tangible assets	10.35%	10.17%	10.19%	10.27%	10.45%
Common shares outstanding	64,736,916	64,721,190	65,793,099	65,387,745	65,330,126
Preferred shares outstanding	300,000	300,000	300,000	300,000	300,000
Loans to customer deposits	108.75%	107.84%	108.90%	106.48%	100.52%

CREDIT QUALITY
ACL to gross loans	1.03%	1.03%	1.02%	1.03%	1.06%
ACL to non-accrual loans	400.04%	370.09%	595.04%	713.83%	594.51%
Non-accrual loans to net loans	0.29%	0.32%	0.20%	0.17%	0.21%
Non-accrual loans	50,422	55,276	34,606	29,180	34,534
Non-performing assets to total assets	0.26%	0.30%	0.21%	0.18%	0.21%
Non-performing assets	57,924	67,000	46,785	38,650	44,554

WAFD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$240,998	$174,710	$900,068	$601,592
Mortgage-backed securities	11,695	8,263	43,184	26,332
Investment securities and cash equivalents	29,017	14,960	99,703	38,435
	281,710	197,933	1,042,955	666,359
INTEREST EXPENSE
Customer accounts	83,402	17,071	237,233	43,041
FHLB advances and other borrowings	34,611	7,243	115,488	28,729
	118,013	24,314	352,721	71,770
Net interest income	163,697	173,619	690,234	594,589
Provision (release) for credit losses	26,500	1,500	41,500	3,000
Net interest income after provision (release)	137,197	172,119	648,734	591,589
OTHER INCOME
Gain (loss) on sale of investment securities	33	18	33	99
Gain (loss) on termination of hedging derivatives	33	—	(867)	—
Loan fee income	731	1,154	3,885	7,168
Deposit fee income	6,849	6,604	26,050	25,942
Other income	6,688	6,706	23,100	33,163
	14,334	14,482	52,201	66,372
OTHER EXPENSE
Compensation and benefits	45,564	51,304	196,534	193,917
Occupancy	10,115	10,568	41,579	42,499
FDIC insurance premiums	7,000	2,231	20,025	9,531
Product delivery	5,819	5,104	20,973	19,536
Information technology	12,672	12,228	49,447	47,202
Other expense	11,007	11,707	47,477	45,890
	92,177	93,142	376,035	358,575
Gain (loss) on real estate owned, net	(235)	(488)	176	651
Income before income taxes	59,119	92,971	325,076	300,037
Income tax provision	8,911	19,576	67,650	63,707
Net Income	50,208	73,395	257,426	236,330
Dividends on preferred stock	3,656	3,656	14,625	14,625
Net Income available to common shareholders	$46,552	$69,739	$242,801	$221,705
PER SHARE DATA
Basic earnings	$0.72	$1.07	$3.72	$3.40
Diluted earnings	0.72	1.07	3.72	3.39
Cash dividends per share	0.25	0.24	0.99	0.95
Basic weighted average shares outstanding	64,729,006	65,326,706	65,192,510	65,287,650
Diluted weighted average shares outstanding	64,736,864	65,423,817	65,255,283	65,404,110
PERFORMANCE RATIOS
Return on average assets	0.90%	1.44%	1.18%	1.17%
Return on average common equity	8.73	14.22	11.69	11.70
Net interest margin	3.13	3.64	3.40	3.16
Efficiency ratio	51.78	49.52	50.65	54.25

WAFD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$240,998	$232,167	$222,957	$203,946	$174,710
Mortgage-backed securities	11,695	10,454	10,422	10,613	8,263
Investment securities and cash equivalents	29,017	29,859	21,967	18,860	14,960
	281,710	272,480	255,346	233,419	197,933
INTEREST EXPENSE
Customer accounts	83,402	70,062	52,123	31,646	17,071
FHLB advances and other borrowings	34,611	33,718	28,185	18,974	7,243
	118,013	103,780	80,308	50,620	24,314
Net interest income	163,697	168,700	175,038	182,799	173,619
Provision (release) for credit losses	26,500	9,000	3,500	2,500	1,500
Net interest income after provision (release)	137,197	159,700	171,538	180,299	172,119
OTHER INCOME
Gain (loss) on sale of investment securities	33	—	—	—	18
Gain (loss) on termination of hedging derivatives	33	(926)	26	—	—
Loan fee income	731	1,000	652	1,502	1,154
Deposit fee income	6,849	6,660	6,188	6,353	6,604
Other income	6,688	7,037	3,206	6,169	6,706
	14,334	13,771	10,072	14,024	14,482
OTHER EXPENSE
Compensation and benefits	45,564	50,456	51,444	49,070	51,304
Occupancy	10,115	10,444	10,918	10,102	10,568
FDIC insurance premiums	7,000	5,350	4,000	3,675	2,231
Product delivery	5,819	5,217	5,316	4,621	5,104
Information technology	12,672	11,661	12,785	12,329	12,228
Other expense	11,007	11,571	12,418	12,481	11,707
	92,177	94,699	96,881	92,278	93,142
Gain (loss) on real estate owned, net	(235)	722	(199)	(112)	(488)
Income before income taxes	59,119	79,494	84,530	101,933	92,971
Income tax provision	8,911	17,719	18,596	22,424	19,576
Net income	50,208	61,775	65,934	79,509	73,395
Dividends on preferred stock	3,656	3,656	3,656	3,656	3,656
Net income available to common shareholders	$46,552	$58,119	$62,278	$75,853	$69,739
PER SHARE DATA
Basic earnings per common share	$0.72	$0.89	$0.95	$1.16	$1.07
Diluted earnings per common share	0.72	0.89	0.95	1.16	1.07
Cash dividends per common share	0.25	0.25	0.25	0.24	0.24
Basic weighted average shares outstanding	64,729,006	65,194,880	65,511,131	65,341,974	65,326,706
Diluted weighted average shares outstanding	64,736,864	65,212,846	65,551,185	65,430,690	65,423,817
PERFORMANCE RATIOS
Return on average assets	0.90%	1.12%	1.21%	1.50%	1.44%
Return on average common equity	8.73	11.09	12.01	15.15	14.22
Net interest margin	3.13	3.27	3.51	3.69	3.64
Efficiency ratio	51.78	51.90	52.34	46.78	49.52